Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 26, 2021, except as to Note 6, which is as of June 2, 2021, with respect to the consolidated financial statements of Banco Bilbao Vizcaya Argentaria, S.A., included in the report on Form 6-K of Banco Bilbao Vizcaya Argentaria, S.A. filed with the Securities and Exchange Commission on June 2, 2021 (Accession No. 0000842180-21-000012) and to the use of our report dated February 26, 2021, with respect to the effectiveness of internal control over financial reporting as of December 31, 2020, included in the annual report on Form 20-F of Banco Bilbao Vizcaya Argentaria, S.A. for the year ended December 31, 2020 filed with the Securities and Exchange Commission on February 26, 2021, both incorporated herein by reference.

/s/ KPMG Auditores, S.L.

Madrid, Spain

June 2, 2021